Exhibit 99

Tredegar Reports Fourth-Quarter Results

  Film Products’ volume increased 3% from the fourth quarter of 2009 and 7% for the year.
  Film Products’ operating profit increased 33% from the fourth quarter of 2009 as manufacturing efficiencies significantly improved.
  Bonnell Aluminum volume increased 19% from the fourth quarter of 2009.
  Start-up operations in the Other segment unfavorably impacted operating profits by $4.2 million in 2010.

RICHMOND, Va.--(BUSINESS WIRE)--February 10, 2011--Tredegar Corporation (NYSE:TG) reported fourth-quarter net income of $7.3 million (23 cents per share) compared to $10.0 million (29 cents per share) in the fourth quarter of 2009. Income from ongoing operations in the fourth quarter was $8.9 million (28 cents per share) versus $5.2 million (15 cents per share) in the fourth quarter last year. Fourth-quarter sales increased to $182.9 million from $161.8 million in 2009.

A summary of results for ongoing operations for the three and twelve months ended December 31, 2010 and 2009 is shown below:

(In Millions, Except Per-Share Data)	Three Months Ended		Year Ended
	December 31		December 31
	2010	2009	2010	2009
Sales	$182.9	$161.8	$740.5	$648.6

Net income (loss) as reported under generally accepted accounting principles (GAAP)	$7.3	$10.0	$27.0	$(1.4)
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	.4	1.5	.8	2.4
(Gains) losses from sale of assets and other	1.2	(6.3)	1.1	(2.7)
Goodwill impairment relating to aluminum extrusions business	-	-	-	30.6
Income from ongoing operations*	$8.9	$5.2	$28.9	$28.9

Diluted earnings (loss) per share as reported under GAAP	$.23	$.29	$.83	$(.04)
After-tax effects per diluted share of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	.01	.04	.03	.07
(Gains) losses from sale of assets and other	.04	(.18)	.03	(.08)
Goodwill impairment relating to aluminum extrusions business	-	-	-	.90
Diluted earnings per share from ongoing operations*	$.28	$.15	$.89	$.85

* Ongoing operations include operating profit (loss) of Film Products, Aluminum Extrusions and the Other segment as well as Corporate Expenses, Interest and Taxes. See Notes to the Financial Tables included with this press release for further detail regarding the items included in the reconciliation between net income (loss) as reported under generally accepted accounting principles (GAAP) and income from ongoing operations, a non-GAAP financial measure. In addition, Note (i) within the Notes to the Financial Tables provides the definition of income from ongoing operations; the reasons why the measure is presented; the rationale for the recent change to the presentation of income and earnings per share from ongoing operations from the presentation of income and earnings per share from manufacturing operations; and a reconciliation of income and earnings per share from ongoing operations and income and earnings per share from manufacturing operations.

Nancy M. Taylor, Tredegar’s president and chief executive officer, said: “We are pleased with the performance of our Film Products division, particularly in the fourth quarter, as improved manufacturing efficiencies and cost control measures offset volume declines from the third quarter that we believe to be primarily due to customer inventory adjustments. While the 2010 results for our films business are positive, we are cautious about volumes in the first quarter as we expect that some of the dynamics that affected volumes in the fourth quarter will continue.”

“Bonnell Aluminum experienced a slight uptick in volume during 2010, but the real story continues to be Bonnell’s concentrated efforts in controlling cost and effectively managing working capital, as the timing of a meaningful recovery in the U.S. nonresidential construction market remains uncertain.”

OPERATIONS REVIEW

Film Products

A summary of fourth quarter and full year operating results for Film Products is provided below:

	Quarter Ended		Favorable/	Year Ended		Favorable/
(In Thousands,	December 31		(Unfavorable)	December 31		(Unfavorable)
Except Percentages)	2010	2009	% Change	2010	2009	% Change

Sales volume (pounds)	54,178	52,555	3.1%	221,210	206,670	7.0%

Net sales	$130,753	$119,023	9.9%	$520,445	$455,007	14.4%

Operating profit from ongoing operations	$20,452	$15,401	32.8%	$71,184	$64,379	10.6%

Fourth-quarter net sales (sales less freight) increased 10% compared to the fourth quarter of 2009, primarily due to higher volume, notably in surface protection and packaging materials, and increased selling prices as a result of the pass-through of higher average resin costs to customers. Compared to the third quarter of 2010, sales volume and net sales fell 7% and 5%, respectively, as we believe that volume declines were primarily driven by anticipated customer inventory adjustments in the surface protection and personal care markets.

Operating profit from ongoing operations increased in the fourth quarter of 2010 compared to the fourth quarter of the prior year due to higher volumes and a significant improvement in manufacturing efficiencies, especially for those product categories with production ramp-ups and new product introductions that unfavorably impacted results in the third quarter of 2010. The net impact on operating profits of the estimated quarterly lag in the pass-through of average resin costs and an adjustment for inventories accounted for under the last-in-first-out method (LIFO) was a negative $839,000 in the fourth quarter of 2010 and was not significant in the fourth quarter of 2009. The change in the U.S. dollar value of currencies for operations outside the U.S. had an unfavorable impact of approximately $484,000 in the fourth quarter of 2010 compared to the fourth quarter of 2009.

Net sales in 2010 increased compared to the prior year, primarily due to higher volume in all major markets and higher selling prices as a result of the pass-through of increased average resin costs to customers. Operating profit from ongoing operations for 2010 also increased from the prior year, primarily due to the higher sales volumes referenced above, partially offset by: the unfavorable impact of the lag in the pass-through of higher resin costs in 2010; higher selling, general and administrative expenses that were planned to support growth initiatives; and unfavorable changes in the U.S. dollar value of currencies for operations outside the U.S. The estimated impact of the resin pass-through lag and LIFO adjustments was a negative $5.5 million for 2010 versus a positive $1.7 million for 2009. The company estimates that the change in the U.S. dollar value of currencies for operations outside the U.S. had an unfavorable impact of approximately $1.3 million in 2010 compared to 2009.

Capital expenditures in Film Products were $15.7 million in 2010 compared with $11.5 million in 2009. Film Products currently projects that capital expenditures will be approximately $27 million in 2011. Depreciation expense was $33.6 million in 2010 and $32.2 million in 2009, and is projected to be approximately $35 million in 2011.

Aluminum Extrusions

A summary of fourth quarter and full year operating results for Aluminum Extrusions, which is also referred to as Bonnell Aluminum, is provided below:

	Quarter Ended		Favorable/	Year Ended		Favorable/
(In Thousands,	December 31		(Unfavorable)	December 31		(Unfavorable)
Except Percentages)	2010	2009	% Change	2010	2009	% Change

Sales volume (pounds)	22,703	19,116	18.8%	94,890	91,486	3.7%

Net sales	$47,540	$38,453	23.6%	$199,639	$177,521	12.5%

Operating profit (loss) from ongoing operations	$(1,536)	$(4,404)	65.1%	$(4,154)	$(6,494)	36.0%

Net sales in the fourth-quarter of 2010 were higher than in the fourth quarter of the previous year, largely due to increased volume and higher average selling prices, driven by an increase in aluminum prices. For the fourth quarter of 2010, a favorable change in operating loss versus the fourth quarter of the prior year resulted from: higher volumes in multiple sectors, including residential and nonresidential construction; tightly managed overhead expenses; and a favorable impact of $2.9 million versus 2009 for adjustments related to inventories accounted for under LIFO; partially offset by a less favorable sales mix.

Overall sales volume in 2010 was slightly higher than the prior year despite continued challenging conditions in the nonresidential construction sector, and operating losses were positively impacted by the same factors highlighted above for the fourth quarter.

Capital expenditures for Aluminum Extrusions were $4.3 million in 2010 compared with $22.5 million last year. Capital expenditures are projected to be approximately $5 million in 2011. Depreciation expense was $9.1 million in 2010 compared with $7.6 million in 2009, and is projected to be approximately $8.8 million in 2011.

Other

In the first quarter of 2010, Tredegar added an additional segment, Other, comprised of the start-up operations of Bright View Technologies Corporation (Bright View) and Falling Springs, LLC (Falling Springs). We acquired the assets of Bright View, a late-stage development company, on February 3, 2010. Bright View is a developer and producer of high-value microstructure-based optical films for the LED (light emitting diode) and fluorescent lighting markets. Falling Springs develops, owns and operates multiple mitigation banks. Through the establishment of perpetual easements to restore, enhance and preserve wetlands, streams or other protected environmental resources, these mitigation banks create saleable credits that are used by the purchaser of credits to offset the negative environmental impacts from private and public development projects.

Net sales for this segment can fluctuate from quarter-to-quarter as Bright View is a late-stage developmental company and Falling Springs’ revenue can vary based upon the timing of development projects within its markets. Operating losses from ongoing operations were $1.2 million in the fourth quarter of 2010 and $4.2 million in 2010. Although these companies are in their relative infancy and currently do not contribute to the bottom line, we are encouraged by their progress in developing new products and sustainable business models.

Corporate Expenses, Interest and Taxes

Pension expense was $166,000 in the fourth quarter of 2010 and $662,000 in 2010, an unfavorable change of $710,000 and $3.8 million, respectively, from net pension income recognized in the comparable periods of 2009. Most of the pension impact on earnings is reflected in “Corporate expenses, net” in the net sales and operating profit by segment table. Corporate expenses, net increased in 2010 versus 2009 primarily due to the unfavorable impact of pension expense noted above and adjustments for certain performance-based incentive compensation programs.

In June 2010, we entered into a new $300 million four-year, unsecured revolving credit facility, which replaced our previous revolving credit facility that was due to expire on December 15, 2010. Interest expense, which includes the amortization of debt issue costs, increased $353,000 in 2010 compared to 2009.

The effective tax rate used to compute income taxes from ongoing operations was 31.0% in the fourth quarter of 2010 compared with 24.0% in the fourth quarter of 2009, and 33.1% in 2010 compared with 33.2% for 2009. The increase in the effective tax rate for ongoing operations for the fourth quarter of 2010 versus 2009, which had an unfavorable impact of approximately three cents per share, was primarily attributed to the prior year effect of adjusting the rate in the fourth quarter to the effective tax rate for the entire year.

CAPITAL STRUCTURE AND ADJUSTED EBITDA

Net cash (cash and cash equivalents in excess of debt) was $72.7 million at December 31, 2010, compared with net cash of $89.5 million at December 31, 2009. In 2010, cash was used to repurchase 2.1 million shares of our common stock for $35.1 million and to purchase the assets of Bright View. Adjusted EBITDA, a key valuation and borrowing capacity measure, was $90.2 million for the year ended December 31, 2010. Net cash and adjusted EBITDA are financial measures that are not calculated or presented in accordance with generally accepted accounting principles (GAAP). See the Notes to the Financial Tables for reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “likely,” “may” and similar expressions, we do so to identify forward-looking statements. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation: Film Products is highly dependent on sales to one customer — The Procter & Gamble Company; growth of Film Products depends on its ability to develop and deliver new products at competitive prices; sales volume and profitability of Aluminum Extrusions are cyclical and highly dependent on economic conditions of end-use markets in the U.S., particularly in the construction, distribution and transportation industries, and are also subject to seasonal slowdowns; our substantial international operations subject us to risks of doing business in foreign countries, which could adversely affect our business, financial condition and results of operations; our future performance is influenced by costs incurred by our operating companies including, for example, the cost of energy and raw materials; and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time-to-time, including the risks and important factors set forth in additional detail in “Risk Factors” in Part I, Item 1A of Tredegar’s 2009 Annual Report on Form 10-K filed with the SEC. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.

Tredegar does not undertake to update any forward-looking statement made in this press release to reflect any change in management's expectations or any change in conditions, assumptions or circumstances on which such statements are based.

To the extent that the financial information portion of this release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within Presentations in the Investor Relations section of our website, www.tredegar.com. Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the Investor Relations section of our website. Based in Richmond, Va., Tredegar Corporation is primarily a global manufacturer of plastic films and aluminum extrusions.

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Fourth Quarter Ended		Year Ended
	December 31		December 31
	2010	2009	2010	2009

Sales	$182,945	$161,770	$740,475	$648,613
Other income (expense), net (a) (d) (e)	(1,976)	6,807	(940)	8,464
	180,969	168,577	739,535	657,077

Cost of goods sold (a)	145,984	130,281	596,330	516,933
Freight	4,052	4,294	17,812	16,085
Selling, R&D and general expenses	19,724	19,166	82,235	72,337
Amortization of intangibles	124	30	466	120
Interest expense	361	198	1,136	783
Asset impairments and costs associated with exit and disposal activities (a)	253	1,468	773	2,950
Goodwill impairment charge (b)	-	-	-	30,559
	170,498	155,437	698,752	639,767

Income before income taxes	10,471	13,140	40,783	17,310
Income taxes (f)	3,154	3,159	13,756	18,663

Net income (loss) (a) (c)	$7,317	$9,981	$27,027	$(1,353)

Earnings (loss) per share:
Basic	$.23	$.30	$.84	$(.04)
Diluted	.23	.29	.83	(.04)

Shares used to compute earnings (loss) per share:
Basic	31,806	33,825	32,292	33,861
Diluted	32,348	33,871	32,572	33,861

Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Fourth Quarter Ended		Year Ended
	December 31		December 31
	2010	2009	2010	2009
Net Sales
Film Products	$130,753	$119,023	$520,445	$455,007
Aluminum Extrusions	47,540	38,453	199,639	177,521
Other	600	-	2,579	-
Total net sales	178,893	157,476	722,663	632,528
Add back freight	4,052	4,294	17,812	16,085
Sales as shown in the Consolidated
Statements of Income	$182,945	$161,770	$740,475	$648,613

Operating Profit
Film Products:
Ongoing operations	$20,452	$15,401	$71,184	$64,379
Plant shutdowns, asset impairments, restructurings and other (a)	-	(1,186)	(505)	(1,846)

Aluminum Extrusions:
Ongoing operations	(1,536)	(4,404)	(4,154)	(6,494)
Goodwill impairment charge (b)	-	-	-	(30,559)
Plant shutdowns, asset impairments, restructurings and other (a)	13	778	493	(639)

AFBS:
Gain on sale of investments in Theken Spine and
Therics, LLC (d)	-	1,818	-	1,968

Other:
Ongoing operations	(1,239)	-	(4,173)	-
Plant shutdowns, asset impairments, restructurings and other (a)	(253)	-	(253)	-
Total	17,437	12,407	62,592	26,809
Interest income	191	157	709	806
Interest expense	361	198	1,136	783
Gain on the sale of corporate assets (e)	-	-	-	404
Gain (loss) on investment accounted for under the fair value method (e)	(2,200)	5,100	(2,200)	5,100
Stock option-based compensation costs	525	465	2,064	1,692
Corporate expenses, net (a)	4,071	3,861	17,118	13,334
Income before income taxes	10,471	13,140	40,783	17,310
Income taxes (f)	3,154	3,159	13,756	18,663
Net income (loss) (a) (c)	$7,317	$9,981	$27,027	$(1,353)

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	December 31,	December 31,
	2010	2009
Assets

Cash & cash equivalents	$73,191	$90,663
Accounts & notes receivable, net	84,076	74,014
Income taxes recoverable	6,643	4,016
Inventories	43,058	35,522
Deferred income taxes	6,924	5,750
Prepaid expenses & other	5,369	5,335
Total current assets	219,261	215,300

Property, plant & equipment, net	206,837	230,876
Other assets	48,127	45,561
Goodwill & other intangibles	106,117	104,542
Total assets	$580,342	$596,279

Liabilities and Shareholders' Equity

Accounts payable	$58,209	$53,770
Accrued expenses	33,229	34,930
Current portion of long-term debt	222	451
Total current liabilities	91,660	89,151

Long-term debt	228	712
Deferred income taxes	51,879	59,052
Other noncurrent liabilities	19,029	18,292
Shareholders' equity	417,546	429,072
Total liabilities and shareholders' equity	$580,342	$596,279

Tredegar Corporation
Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Year Ended
	December 31
	2010	2009
Cash flows from operating activities:
Net income (loss)	$27,027	$(1,353)
Adjustments for noncash items:
Depreciation	43,122	39,877
Amortization of intangibles	466	120
Goodwill impairment charge (b)	-	30,559
Deferred income taxes	(6,392)	6,771
Accrued pension and postretirement benefits	1,125	(2,654)
Loss on asset impairments and divestitures	608	1,005
(Gain) loss on an investment accounted for under the fair value method (e)	2,200	(5,100)
Gain on sale of assets	(15)	(3,462)
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and notes receivables	(10,981)	18,449
Inventories	(7,717)	2,200
Income taxes recoverable	(2,627)	8,533
Prepaid expenses and other	(969)	1,209
Accounts payable and accrued expenses	2,942	7,023
Other, net	(2,380)	38
Net cash provided by operating activities	46,409	103,215
Cash flows from investing activities:
Capital expenditures (including settlement of related accounts payable of $1,709 in 2009)	(20,418)	(35,851)
Acquisition	(5,500)	-
Proceeds from the sale of assets and property disposals	3,768	4,146
Net cash used in investing activities	(22,150)	(31,705)
Cash flows from financing activities:
Repurchases of Tredegar common stock	(35,141)	(1,523)
Dividends paid	(5,141)	(5,427)
Debt principal payments and financing costs	(2,815)	(21,539)
Proceeds from exercise of stock options and other	980	245
Net cash used in financing activities	(42,117)	(28,244)
Effect of exchange rate changes on cash	386	1,422
Increase (decrease) in cash and cash equivalents	(17,472)	44,688
Cash and cash equivalents at beginning of period	90,663	45,975
Cash and cash equivalents at end of period	$73,191	$90,663

Selected Financial Measures
(In Millions)
(Unaudited)

	For the Twelve Months Ended December 31, 2010
	Film	Aluminum
	Products	Extrusions	Other	Total
Operating profit (loss) from ongoing operations	$71.2	$(4.2)	$(4.2)	$62.8
Add back depreciation and amortization	33.8	9.1	.7	43.6
Corporate overhead	-	-	-	(16.2)
Adjusted EBITDA (g)	$105.0	$4.9	$(3.5)	$90.2

Selected balance sheet and other data as of December 31, 2010:
Net debt (cash) (h)	$(72.7)
Shares outstanding	31.9

Notes to the Financial Tables

(a)	Plant shutdowns, asset impairments, restructurings and other in the fourth quarter of 2010 include:
--

Pretax gains of $413,000 associated with Aluminum Extrusions for timing differences between the recognition of realized losses on aluminum futures contracts and related revenues from the delayed fulfillment by customers of fixed-price forward purchase commitments (included in "Cost of goods sold" in the condensed consolidated statements of income);

--

A pretax charge of $400,000 related to expected future environmental costs at our aluminum extrusions manufacturing facility in Newnan, Georgia (included in "Cost of goods sold" in the condensed consolidated statements of income); and

	--	Pretax charges of $253,000 for asset impairments in the Other segment.

Plant shutdowns, asset impairments, restructurings and other in 2010 include:
--

Pretax gains of $893,000 associated with Aluminum Extrusions for timing differences between the recognition of realized losses on aluminum futures contracts and related revenues from the delayed fulfillment by customers of fixed-price forward purchase commitments (included in "Cost of goods sold" in the condensed consolidated statements of income);

	--	Pretax charges of $608,000 for asset impairments in Film Products ($355,000) and in the Other segment ($253,000);
--

A pretax charge of $400,000 related to expected future environmental costs at our aluminum extrusions manufacturing facility in Newnan, Georgia (included in "Cost of goods sold" in the condensed consolidated statements of income);

	--	Pretax charges of $165,000 for severance and other employee-related costs in connection with restructurings in Film Products;
--

A pretax gain of $120,000 on the sale of previously impaired equipment (included in “Other income (expense), net” in the condensed consolidated statement of income) at our film products manufacturing facility in Pottsville, Pennsylvania; and

--

Pretax losses of $105,000 on the disposal of equipment (included in "Other income (expense), net" in the condensed consolidated statements of income) from a previously shutdown film products manufacturing facility in LaGrange, Georgia.

Plant shutdowns, asset impairments, restructurings and other in the fourth quarter of 2009 include:
	--	A pretax charge of $1.0 million for an asset impairment in Film Products;
--

A pretax gain of $640,000 related to the sale of land at our aluminum extrusions manufacturing facility in Newnan, Georgia (included in "Other income (expense), net" in the condensed consolidated statements of income);

--

Pretax gains of $547,000 associated with Aluminum Extrusions for timing differences between the recognition of realized losses on aluminum futures contracts and related revenues from the delayed fulfillment by customers of fixed-price forward purchase commitments (included in "Cost of goods sold" in the condensed consolidated statements of income);

--

Pretax charges of $463,000 for severance and other employee-related costs in connection with restructurings in Film Products ($181,000), Aluminum Extrusions ($64,000) and corporate headquarters ($218,000, included in "Corporate expenses, net" in the net sales and operating profit by segment table); and

--

A pretax charge of $345,000 related to expected future environmental costs at our aluminum extrusions manufacturing facility in Newnan, Georgia (included in "Cost of goods sold" in the condensed consolidated statements of income).

Plant shutdowns, asset impairments, restructurings and other in 2009 include:
--

Pretax charges of $2.1 million for severance and other employee-related costs in connection with restructurings in Film Products ($1.3 million), Aluminum Extrusions ($433,000) and corporate headquarters ($396,000, included in "Corporate expenses, net" in the net sales and operating profit by segment table);

	--	A pretax charge of $1.0 million for an asset impairment in Film Products;
--

Pretax losses of $952,000 associated with Aluminum Extrusions for timing differences between the recognition of realized losses on aluminum futures contracts and related revenues from the delayed fulfillment by customers of fixed-price forward purchase commitments (included in "Cost of goods sold" in the condensed consolidated statements of income);

--

A pretax gain of $640,000 related to the sale of land at our aluminum extrusions manufacturing facility in Newnan, Georgia (included in "Other income (expense), net" in the condensed consolidated statements of income);

--

A pretax gain of $275,000 on the sale of equipment (included in "Other income (expense), net" in the condensed consolidated statements of income) from a previously shutdown film products manufacturing facility in LaGrange, Georgia;

--

A pretax gain of $175,000 on the sale of a previously shutdown aluminum extrusions manufacturing facility in El Campo, Texas (included in "Other income (expense), net" in the condensed consolidated statements of income);

	--	A pretax gain of $149,000 related to the reversal to income of certain inventory impairment accruals in Film Products; and
--

A pretax net charge of $69,000 (included in "Cost of goods sold" in the condensed consolidated statements of income) related to adjustments of future environmental costs expected to be incurred by Aluminum Extrusions.

(b)	Goodwill impairment charge of $30.6 million ($30.6 million after taxes) was recognized in Aluminum Extrusions in the first quarter of 2009 upon completion of an impairment analysis performed as of March 31, 2009. This non-cash charge, as computed under GAAP, resulted from the estimated adverse impact on the business unit's fair value of possible future losses and the uncertainty of the amount and timing of an economic recovery.

(c)	Comprehensive income (loss), defined as net income (loss) and other comprehensive income (loss), was income of $4.6 million in the fourth quarter of 2010 and income of $14.8 million for the fourth quarter of 2009. Comprehensive income (loss) was income of $24.0 million in 2010 and income of $13.7 million in 2009. Other comprehensive income (loss) includes changes in foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments and prior service costs and net gains or losses from pension and other postretirement benefit plans arising during the period and the related amortization of these prior service costs and net gains or losses recorded net of deferred taxes directly in shareholders' equity.

(d)	Gain on the sale of investments in Theken Spine and Therics, LLC includes the receipt of a contractual earn-out payment of $1.8 million in the fourth quarter of 2009 and a post-closing contractual adjustment of $150,000 in the first quarter of 2009 (included in "Other income (expense), net" in the condensed consolidated statements of income). Closing on the sale of these investments occurred in 2008. AFBS (formerly Therics, Inc.) received these investments in 2005, when substantially all of the assets of AFBS, Inc., a wholly-owned subsidiary of Tredegar, were sold or assigned to a newly-created limited liability company, Therics, LLC, controlled and managed by an individual not affiliated with Tredegar.

(e)	Gain on sale of corporate assets in 2009 includes a realized gain on the sale of corporate real estate ($404,000) in the first quarter of 2009. This gain is included in "Other income (expense), net" in the condensed consolidated statement of income. The unrealized gain (loss) on an investment accounted for under the fair value method was a loss of $2.2 million in 2010 and a gain of $5.1 million in 2009. The unrealized loss in 2010 is attributed to estimated changes in the fair value of our investment after the investee, which had its new drug application to the Food & Drug Administration (FDA) accepted for review in the fourth quarter of 2010, reassessed its projected timeframe for obtaining final marketing approval from the FDA for its drug delivery system. The unrealized gain in 2009 is attributed to the appreciation of our ownership interest upon the investee entering into an exclusive licensing agreement that includes upfront and potential milestone payments. The unrealized gain (loss) on an investment accounted for under the fair value method is also included in "Other income (expense), net" in the condensed consolidated statements of income.

(f)	Income taxes for 2010 include the net increase of a valuation allowance of $215,000 (which includes an increase of $49,000 recognized in the fourth quarter) related to expected limitations on the utilization of assumed capital losses on certain investments that was recognized in prior years. Income taxes for 2009 include the recognition of valuation allowances of $2.1 million (which includes a partial reversal of $476,000 and $1.2 million recognized in the third and fourth quarters, respectively) related to expected limitations on the utilization of assumed capital losses on certain investments.

(g)	Adjusted EBITDA for the twelve months ended December 31, 2010, represents net income (loss) from continuing operations before interest, taxes, depreciation, amortization, goodwill impairments, losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, investment write-downs or write-ups, charges related to stock option awards accounted for under the fair value-based method and other items. Adjusted EBITDA is a non-GAAP measure that is not intended to represent net income (loss) or cash flow from operations as defined by GAAP and should not be considered as either an alternative to net income (loss) (as an indicator of operating performance) or to cash flow (as a measure of liquidity). Tredegar uses Adjusted EBITDA as a measure of unlevered (debt-free) operating cash flow. We also use it when comparing relative enterprise values of manufacturing companies and when measuring debt capacity. When comparing the valuations of a peer group of manufacturing companies, we express enterprise value as a multiple of Adjusted EBITDA. We believe Adjusted EBITDA is preferable to operating profit and other GAAP measures when applying a comparable multiple approach to enterprise valuation because it excludes the items noted above, measures of which may vary among peer companies.

(h)	Net debt (cash) is calculated as follows (in millions):

	December 31,	December 31,
	2010	2009
Debt	$.5	$1.2
Less: Cash and cash equivalents	(73.2)	(90.7)
Net debt (cash)	$(72.7)	$(89.5)

Net debt or cash is not intended to represent debt or cash as defined by GAAP. Net debt or cash is utilized by management in evaluating the company's financial leverage and equity valuation and the company believes that investors also may find net debt or cash to be helpful for the same purposes.

(i)

Tredegar's presentation of income and earnings per share from ongoing operations are non-GAAP financial measures that exclude the after-tax effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from sale of assets and other items and a goodwill impairment relating to our aluminum extrusions business, which have been presented separately and removed from net income (loss) and earnings (loss) per share as reported under GAAP. Income and earnings per share from ongoing operations are used by management to gauge the operating performance of Tredegar's ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) or earnings (loss) per share as defined by GAAP. They exclude items that we believe do not relate to Tredegar’s ongoing operations.

Income and earnings per share from manufacturing operations, both non-GAAP financial measures, were previously used by management to gauge the operating performance of its ongoing manufacturing operations. With the addition of the Other segment (which is comprised of the start-up operations of Bright View Technologies Corporation and Falling Springs, LLC), the key financial and analytical measure used by management to assess operating performance has been adjusted to include the operating results of this new segment. A reconciliation of income and earnings per share from ongoing operations to income and earnings per share from manufacturing operations has been provided for informational purposes for this quarter only to show the change in the non-GAAP measure utilized by management.

	Three Months Ended		Year Ended
	December 31		December 31
	2010	2009	2010	2009
Income from ongoing operations	$8.9	$5.2	$28.9	$28.9
After-tax effects of:
Loss from Other segment ongoing operations	.8	-	2.7	-
Income from manufacturing operations	$9.7	$5.2	$31.6	$28.9

Diluted earnings per share from ongoing operations	$.28	$.15	$.89	$.85
After-tax effects of:
Loss from Other segment ongoing operations	.02	-	.08	-
Diluted earnings per share from manufacturing operations	$.30	$.15	$.97	$.85

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
Fax: 804-330-1777
E-mail: neill.bellamy@tredegar.com